Exhibit 99.1

Collectors Universe Reports Results for Second Quarter Ended December 31, 2011

NEWPORT BEACH, CA – February 9, 2012 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its second quarter of fiscal 2012.

Operational and Financial Highlights:

▪
Service revenues increased 20% in this year’s second quarter, compared to the same quarter of the prior year, driven primarily by a 24% increase in coin service revenues and a 12% increase in card and autograph service revenues.

▪	Gross profit margin for this year’s second quarter was 59% of revenues, consistent with the 59% gross profit margin earned in the second quarter of the prior year.

▪	Operating income of $1.9 million for this year’s second quarter represented an increase of 22%, compared to the second quarter of fiscal 2011.

▪
Income from continuing operations was $1.1 million, or $0.14 per diluted share, and $2.6 million, or $0.33 per diluted share, for the second quarter and first six months, respectively, of fiscal 2012, compared to $1.0 million, or $0.12 per diluted share, and $2.1 million, or $0.27 per diluted share, for the same periods of the prior year.

▪
The Company’s cash position at December 31, 2011 was $20.3 million, compared with $21.9 million at June 30, 2011.  Net cash used of $1.6 million for the first half of the year was comprised of cash generated from continuing operations of $4.6 million and proceeds received from the exercise of stock options of $0.4 million, offset by cash payments of $5.2 million of dividends to stockholders, $0.7 million for capital expenditures, $0.5 million for the purchase of Coinflation.com and $0.2 million used in our discontinued operations.

▪	On January 26, 2012, we announced our quarterly cash dividend of $0.325 per share, which will be paid on March 2, 2012 to stockholders of record on February 17, 2012.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, “We are pleased with the quarter’s financial performance and our progress in the first half of 2012 towards our strategic and financial goals for the year.  This year’s third quarter has started strongly, and we are particularly excited about our expansion into Asia scheduled for the end of March.  The Board and management remain committed to our stated strategy of protecting our core businesses, while extending pragmatically and prudently.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, February 9, 2012 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 888-549-7750 or 480-629-9866, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through February 23, 2012, by dialing 800-406-7325 or 303-590-3030 and entering access code 4513526#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations.  The webcast will be archived for 12 months.

Collectors Universe, Inc.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in both the year ended June 30, 2011 and the first half of fiscal 2012, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets ; the risks that the economic recovery may remain sluggish or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause oil prices to increase or that the increases in gold and silver prices may slow or even decline, any of which could result in reductions in the demand for our collectibles authentication or  grading services and, consequently, in our revenues; the risk that the economic recession from 2008 to 2010 and the anemic economic recovery will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2011 filed with the Securities and Exchange Commission on August 26, 2011.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net revenues
Grading, and authentication and related services	$11,307	$9,388	$23,207	$19,076
Product sales	165	212	337	279
	11,472	9,600	23,544	19,355
Cost of revenues
Grading, authentication and related services	4,492	3,856	9,031	7,563
Product sales	225	39	410	106
	4,717	3,895	9,441	7,669

Gross profit	6,755	5,705	14,103	11,686

Operating expense:
Selling and marketing expenses	1,567	1,317	3,218	2,841
General and administrative expenses	3,294	2,837	6,498	5,456
Total operating expenses	4,861	4,154	9,716	8,297

Operating income	1,894	1,551	4,387	3,389

Interest income and other expense, net	18	28	38	52
Income before provision for income taxes	1,912	1,579	4,425	3,441
Provision for income taxes	795	609	1,814	1,354
Income from continuing operations	1,117	970	2,611	2,087

Loss from discontinued operations, net of income taxes	(32)	(22)	(50)	(35)

Net income	$1,085	$948	2,561	$2,052

Net income per basic share:
Income from continuing operations	$0.14	$0.13	$0.33	$0.27
Loss from discontinued operations	-	(0.01)	(0.01)	-
Net income per basic share	$0.14	$0.12	$0.32	$0.27

Net income per diluted share:
Income from continuing operations	$0.14	$0.12	$0.33	$0.27
Loss from discontinued operations	-	-	(0.01)	(0.01)
Net income per diluted share	$0.14	$0.12	$0.32	$0.26

Weighted average shares outstanding:
Basic	7,904	7,732	7,880	7,650
Diluted	7,999	7,820	7,982	7,772
Dividends declared per common share	$0.325	$0.325	$0.65	$0.625

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)

	December 31,	June 30,
ASSETS	2011	2011
Current assets:
Cash and cash equivalents	$20,300	$21,926
Accounts receivable, net of allowance of $68 at December 31, 2011 and $66 at June 30, 2011	1,357	1,534
Refundable income taxes	60	60
Inventories, net	2,314	1,442
Prepaid expenses and other current assets	1,205	959
Deferred income tax assets	220	1,769
Notes receivable from sale of net assets of discontinued operations	50	50
Current assets of discontinued operations	27	27
Total current assets	25,533	27,767

Property and equipment, net	1,588	1,301
Goodwill	2,083	2,083
Intangible assets, net	1,945	1,145
Deferred income tax assets	2,956	2,956
Notes receivable from sale of net assets of discontinued operations, less current portion	142	135
Other assets, including coin inventory of $750 at June 30, 2011	181	942
Non-current assets of discontinued operations	182	182
	$34,610	$36,511
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,250	$1,390
Accrued liabilities	1,487	1,415
Accrued compensation and benefits	1,964	2,383
Income taxes payable	118	125
Deferred revenue	2,410	2,417
Current liabilities of discontinued operations	769	743
Total current liabilities	7,998	8,473

Deferred rent	430	396
Non-current liabilities of discontinued operations	2,372	2,572
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,097 and 7,943 issued and outstanding at December 31, 2011 and June 30, 2011, respectively	8	8
Additional paid-in capital	71,723	70,402
Accumulated deficit	(47,921)	(45,340)
Total stockholders’ equity	23,810	25,070
	$34,610	$36,511